Exhibit 10.1

ALLOS THERAPEUTICS, INC.

ANNUAL INCENTIVE PLAN

1.             Purpose of the Plan.  The purpose of the Allos Therapeutics, Inc. Annual Incentive Plan (the “Plan”) is to promote the interests of the Company and its stockholders by rewarding Company employees based upon the level of achievement of financial, business and other performance objectives established in accordance with this Plan.

2.             Definitions.  As used in the Plan, the following terms shall have the meanings set forth below:

(a)           “Allos” or the “Company” shall mean Allos Therapeutics, Inc.

(b)           “Base Salary” in respect of any Plan Year shall mean the cumulative actual base salary and, in the case of a Non-Exempt Employee, any overtime pay, received by a Participant during the Plan Year.

(c)           “Board” shall mean the Board of Directors of the Company.

(d)           “Bonus” shall mean a cash payment made pursuant to the Plan.

(e)           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)            “Committee” shall mean the Compensation Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder.

(g)           “Non-Exempt Employee” shall mean a Company employee who is not exempt from the minimum wage and overtime requirements of The Fair Labor Standards Act of 1938, as amended.

(h)           “Officer” shall mean a Participant who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(i)            “Participant” shall mean an employee of the Company who is eligible to participate in the Plan pursuant to Section 4 hereof.

(j)            “Plan Year” shall mean the twelve-month period from January 1 through December 31.

3.             Administration.  The Plan shall be administered by the Committee or such other persons designated by the Board.  The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan; provided, however, that any action permitted to be taken by the Committee may be taken by the Board, in its discretion.  The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable.  Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.  The Committee may delegate to one or more employees of the Company the authority to take actions on its behalf pursuant to the Plan.

4.             Eligibility.  Allos employees of regular status who are scheduled to work a minimum of 30 hours per week are eligible to participate in the Plan.  To receive a Bonus, an employee must have entered into Plan eligibility prior to October 1st of the applicable Plan Year and must be on the Company’s payroll on the last day of the applicable Plan Year.  In addition, the employee must receive at least a “Successful” rating on the employee’s performance review for the Plan Year and not be subject to a formal performance improvement plan at the time bonus determinations are made.

5.             Determination and Weighting of Objectives.  Bonus awards for each Plan Year shall be determined based on the level of achievement of corporate and individual objectives established pursuant to this Section 5.

(a)           Corporate Objectives.  Prior to the beginning of each Plan Year, the President and CEO will develop a list of corporate objectives for the Plan Year, which shall be subject to the approval of the Board.  The corporate objectives shall include such financial, business and other performance objectives as the Board may, in its sole discretion, approve.

(b)           Individual Objectives.  After approval of the corporate objectives, the Company, in conjunction with the Participants, will develop individual objectives for the Plan Year that are consistent with and support the corporate objectives or are otherwise intended to contribute to the success of the Company.  Individual objectives for each Participant will vary. In some cases, individual objectives may be based on a Participant’s job description and assessed in connection with such Participant’s annual performance review for the applicable Plan Year.  Participants at the “Director” level and above should expect that the Company will request the Participant to develop specific written objectives for the Plan Year, which will be subject to the approval of the Participant’s responsible Vice President (or other immediate supervisor) and the President and CEO.

(c)           Weighting of Objectives.  Bonus awards for each Participant shall be weighted between corporate objectives and individual objectives based on the Participant’s position within the organization.  The weighting will be reviewed annually and may be adjusted by the Committee, as necessary or appropriate.  The weighting for 2006 will be as follows:

Position	Corporate	Individual
President and CEO	100%	—
Senior Vice President	100%	—
Vice President	75%	25%
Senior Director	50%	50%
Director	40%	60%
Associate Director	40%	60%
Grades 8 and above	25%	75%
Grades 5-7	25%	75%
Grades 1-4	25%	75%

6.             Target Award Multipliers.  Target Bonus awards for each Participant will be determined by applying a “target award multiplier” to the Participant’s Base Salary.  The target award multipliers will be reviewed annually and may be adjusted by the Committee, as necessary or appropriate.  The target award multipliers for 2006 will be as follows:

Position	Target Award Multiplier
President and CEO	40%
Senior Vice President	30%
Vice President	25%
Senior Director	20%
Director	20%
Associate Director	15%
Grades 8 and above	10%
Grades 5-7	5%
Grades 1-4	3%

Participants who were eligible for a higher target award multiplier immediately prior to the amendment and restatement of this Plan will be grandfathered at the higher level for a period of two years.  Weighting of corporate and individual goals will not be grandfathered.

7.             Determination of Bonus Amounts.

(a)           Officers.  As soon as practicable after the end of each Plan Year, the Committee shall determine the Bonus amount for each Officer by determining (i) the performance multiplier for the corporate component of the Officers’ Bonus awards based on the Committee’s assessment of the Company’s performance against corporate objectives for the Plan Year (the “Corporate Performance Multiplier”), and (ii) the performance multiplier for the individual component of each Officer’s Bonus award based on the Committee’s assessment (which may be based on the recommendation of the President and CEO) of the Officer’s performance against his or her individual objectives for the Plan Year.  The same Corporate Performance Multiplier shall be used for all Officers and other Participants under the Plan for any particular Plan Year.  If the Committee determines that corporate or individual performance for the Plan Year exceeded objectives or was excellent in view of prevailing conditions, the Committee may approve corporate or individual performance multipliers, as the case may be, up to 150% (to be applied to the target dollar amounts computed pursuant to Sections 5 and 6 above).

(b)           Other Participants.  As soon as practicable after the end of each Plan Year, the President and CEO shall determine the Bonus amount for each other Participant (other than the Officers) by (i) applying the Corporate Performance Multiplier determined pursuant to Section 7(a) above for the corporate component of each Participant’s Bonus award, and (ii) determining the performance multiplier for the individual component of each Participant’s Bonus award based the President and CEO’s assessment (which may be based on the recommendations of the Participant’s responsible Vice President or other immediate supervisor and/or the Company’s Vice President, Human Resources) of the Participant’s performance against his or her individual objectives for the Plan Year.  If the President and CEO determines that a Participant’s individual performance for the Plan Year exceeded objectives or was excellent in view of prevailing conditions, the President and CEO may approve an individual performance multiplier up to 150% (to be applied to the target dollar amounts computed pursuant to Sections 5 and 6).

(c)           Calculation of Bonus Amount.  The example below illustrates a sample Bonus calculation under the Plan.  First, a total target award is calculated by multiplying a Participant’s Base Salary by the target award multiplier for the Participant’s position. This total target award amount is then divided between corporate and individual components based on the relative weighting of performance factors for the Participant’s position.  This calculation establishes specific target awards for both the individual and corporate components of the Participant’s bonus award.

At the end of the Plan Year, the actual Corporate Performance Multiplier and individual performance multipliers will be established for each Participant using the process described above.  The Corporate Performance Multiplier, which is based on overall corporate performance, will be used to calculate the corporate component of all Participants’ Bonus awards.  This is accomplished by multiplying each Participant’s target award based on corporate performance by the actual Corporate Performance Multiplier approved by the Committee.  The individual award multiplier, which is based on a Participant’s performance against his or her individual objectives, is used in the same way to calculate the individual component of the Participant’s Bonus award.

Example: Cash Award Calculation

Position:	Director
Base salary:	$100,000
Target award multiplier:	20%
Total target award:	$20,000

Target award components (based on performance factor mix):
Target award based on corporate performance (40%):	$8,000
Target award based on individual performance (60%):	$12,000

Actual cash award calculation:
Assumed payment multipliers based on performance assessment:
Corporate Performance Multiplier:	75%
Individual performance multiplier:	125%
Cash award:
Corporate component:	$6,000
Individual component:	$15,000

(d)           Adjustments to Bonuses.  Notwithstanding any other provision of this Plan, the Committee (with respect to any Officer’s Bonus) or the President and CEO (with respect to any other Participant’s Bonus) shall have the authority, in their sole discretion and in such circumstances as they may deem appropriate, to approve any adjustments to a Participant’s Bonus with respect to any particular Plan Year.

8.             Payment of Bonuses.  Payment of a Bonus to a Participant shall be made as soon as practicable after determination of the amount of the Bonus pursuant to 7 above, and will occur within 75 days after the end of the Plan Year.  Any such payment shall be in cash or cash equivalent, subject to any applicable withholding requirements.  Participants who have been in an eligible position for less than a year, but for at least three months, will be eligible for a pro-rated Bonus based on the number of days in an eligible position.  Notwithstanding the foregoing, if the payment of any Bonus at the time specified in this Section 8 would be subject to Section 409A(a)(1) of the Code, the time of such payment shall be automatically accelerated or delayed to the minimum extent necessary so that Section 409A(a)(1) of the Code will not apply.

9.             Termination of Employment; Changes in Status.

(a)           The payment of a Bonus with respect to a specific Plan Year requires that the employee be on the Company’s payroll as of the last day of such Plan Year.  An employee whose employment with the Company is terminated, either voluntarily or involuntarily, prior to the last day of the Plan Year will not be eligible to receive a Bonus with respect to such Plan Year.  An employee who terminates after the last day of the Plan Year but prior to the normal delivery of Bonuses for such Plan Year shall be eligible to receive his or her Bonus at the same time Bonuses are paid to all other Participants generally.

(c)           If a Participant transfers from one eligible position to another prior to the end of a Plan Year, the Participant’s Bonus will be based on (i) the target award multiplier applicable to such Participant’s position on the last day of the Plan Year, and (ii) the Participant’s performance as it relates to the Participant’s position on the last day of the Plan Year.

10.          Miscellaneous.

(a)           No Right to Bonus or Continued Employment.  Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to be continued in the employ of the Company.  The Company expressly reserves any and all rights to discharge a Participant in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise.

(c)           Absence of Liability.  No member of the Board or the Committee or any officer of the Company shall be liable for any act or inaction hereunder, whether of commission or omission.  No member of the Board or the Committee or any officer of the Company shall have any liability for actions taken or omitted under the Plan by such member or officer or any other person.

(d)           No Funding of Plan.  The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan.  The Plan shall constitute an “unfunded” plan of the Company.

(e)           Non-Transferability of Benefits and Interests.  Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant.  This Section 12(e) shall not apply to an assignment of a contingency or payment due after the death of a Participant to the deceased Participant’s legal representative or beneficiary.

(f)            Amendments, Suspension or Termination of the Plan.  The Board or the Committee may from time to time amend, suspend or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan.  Such discretion may be exercised any time before, during, and after a Plan year is completed.  No participant shall have any vested right to receive a Bonus hereunder until actual delivery of such Bonus.

(g)           Tax Requirements.  All payments made pursuant to the Plan shall be subject to all applicable taxes or contributions required by federal, state or local law to be withheld, in accordance with procedures to be established by the Company’s Vice President, Human Resources or other appropriate personnel.

(h)           Non-Exclusivity.  Nothing contained in the Plan shall limit the authority of the Company, the Board or the Committee to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same corporate and/or individual objectives used under the Plan.

(i)            Governing Law.  All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Colorado.

11.          Certification.  The undersigned Secretary of the Company certifies that the foregoing constitutes a complete and correct copy of the Plan as amended and restated on December 12, 2005, by the Compensation Committee of the Board of Directors of Allos Therapeutics, Inc.

		By:	/s/ Marc H. Graboyes
Marc H. Graboyes
Vice President, General Counsel and Secretary

Date:	December 14, 2005